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Exhibit 10.32

DISTRIBUTION AGREEMENT BETWEEN UNITED NATURAL FOODS AND WHOLE FOODS MARKET

EFFECTIVE DATE AUGUST 1, 1998

        This agreement provides the basic framework for the primary distribution relationship between Whole Foods Market (WFM) and United Natural Foods, Inc. (UNFI).

BASE PRICING

F.O.B. all UNFI Distribution Centers: Landed Cost plus [*]

Delivery costs based on miles from UNFI Distribution Center:

[*] miles	[*]	Boston, Chicago, Denver, Seattle, Atlanta, Washington D.C., Philadelphia, San Francisco and Providence
[*] miles	[*]	Millburn, Montclair, Charlottesville, Manhasset, Greenwich, Monterey
[*] miles	[*]	Detroit
[*] miles	[*]	Durham, Chapel Hill, Raleigh, Orlando, Santa Fe
[*] miles	[*]
[*] miles	[*]	Southern Florida
[*] miles	[*]

        Base pricing applies to regions where UNFI is the primary supplier.

        On a case by case basis, such as has been the case with the Monterrey store, in exchange for higher minimum orders, delivery costs may be reduced [*].

        For all new stores opened by Whole Foods Market, [*], to provide additional trucks to support inventory levels as needed, and to deliver free merchandise provided by manufacturers without any additional delivery charges to Whole Foods Market.

Delivery Minimums:

        Stores must meet a [*] delivery minimum, per store, per delivery. Stores which require deliveries to be made under this minimum would be subject to a [*] drop charge for that specific delivery. For deliveries under [*]. the drop charge would be [*]. These additional charges do not apply the first [*] days a new store is opened.

PRIVATE LABEL

        All private label products will be priced at the same base rate as branded product with the following exceptions:

        There will be an additional upcharge applied to the base pricing table of [*] for all private label products which are refrigerated or frozen, or specific private label products which sell less than [*] cases per month, per Distribution Center.

[*] Confidential Treatment is Requested

        WFM will regularly discontinue slow moving private label products which do not meet reasonable minimum turns. To justify stocking a private label SKU, there will be a minimum of [*] cases per month velocity at each Distribution Center. Where there are situations where minimum velocities are not possible (Seattle, Denver) UNFI will cross dock private label orders with a freight fee of [*].

        UNFI will purchase all inventory (except in Northern California where the current deal will remain for the time being) and will request [*] terms from all vendors. UNFI will not be liable for out of code product due to poor sales, or purchasing requirements which are too high, and other circumstances beyond their control.

FREIGHT COST METHODOLOGY

        UNFI will review with WFM freight costing on demand. All actual freight charges are subject to review by Whole Foods Market.

        Inbound freight calculated at competitive market rates for all areas, excepting Northern California, which will continue the existing inbound freight costing currently in place.

SALES INCENTIVES

Annual WFM purchases from UNFI	Base Pricing
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]	Current level
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

        This table will be adjusted by [*] for inflation beginning January 1, 2001.

MEETINGS/COMMUNICATION/TRUST

        Both WFMI and UNFI will create an I.T. Project Team to meet on a regular basis to determine better efficiencies and information flow between companies.

        Both companies agree to semi-annual reviews with executive management to insure that issues are being resolved in a timely manner. We both recognize the absolute importance of establishing and maintaining a high trust cooperative relationship.

FUTURE COMMITMENTS IN SO. CAL/CHICAGO/DENVER

        When UNFI is in a strong position to provide service as good, if not superior, to what Whole Foods Market currently receives from other suppliers in Southern California, the Midwest, Colorado and New Mexico than we will re-evaluate those primary supply relationships. When are region not Currently being served by UNFI switches over to UNFI as a primary supplier, all terms and conditions of this agreement will apply.

ACCOUNTING

        Payment terms will be wire transfer every Friday for all invoices received the preceding week. As an example, invoices from the week of May 4 through May 10 would be paid on May 15 via wire transfer.

        Credits are a huge drain on expenses, primarily in the West. Whole Foods Market agrees to adopt Stow's credit policy in general throughout the country. This policy continues to only honor credits for:

  (1)
  Vitamins/Haba guaranteed by Manufacturer.

  (2)
  Product shipped with less than agreed upon coda dates (i.e., yogurt with less than 10 days, etc.)

  (3)
  Mispicks

        There would be no credits taken on incidental damages or shortages.

OPERATIONS

        Every store places separate orders for grocery, nutrition, dairy, frozen, bulk, deli, bakery and specialty. In addition many stores break down the grocery orders into 3 - 8 sub-sets which can create additional labor for UNFI. In cases where this is being overused, UNFI would like to see a maximum of [*] separate grocery department orders per delivery. This issue primarily impacts our automated warehouses in New Hampshire and Pennsylvania. UNFI needs to receive these sub-dept orders on a full pallet basis as much as possible, or reserve the option of batching orders together. Too often UNFI is asked to fill partial pallet orders that require inefficient utilization of trucks or additional consolidation labor.

        Totes and pallets are supposed to be exchanged on an ongoing basis. This does not occur in all locations. To prevent losses in these areas UNFI will begin to charge a deposit for pallets and totes and refund that deposit on a daily basis as they get returned. Whole Foods Market agrees to these changes.

        There is an additional opportunity to reduce custom paper reports. UNFI would like to eliminate some of these that are excessive as well as work towards a paperless interaction between both companies. This is something we could both use to highlight our environmentally sensitive approach to business, in this case resulting in the savings of thousands of trees. The most efficient system would be for WFM to receive downloaded information directly into its regional centers from UNFI. Each region would be responsible for the dissemination of the information to each store. This includes promotions, price changes, catalogues, etc. Both companies agree to work together to reduce unnecessary paper reporting.

PURCHASING

        Late promotional orders are a problem in some regions. UNFI needs 4-5 weeks in most cases to process the huge load of promotions each month. UNFI will adopt MPW's model nationwide of having no changes or add-ons less than four weeks out. This eliminates special handling and increased costs. Strict adherence to promotional deadlines is critical. Whole Foods Market agrees to this policy.

        Some time over the next 12 months, promotional discounts will be restructured by UNFI so the exact amount of the manufacturer allowance gets passed on to WFM and nothing additional is added. It is agreed that the over allotment policy adopted by UNFI will mirror the Nature's Best policy in that it will not reduce the discounts we receive currently on our national deals, i.e. the over allotment will continue on these national deals.

        National promotions for all branded and all private label will continue to be priced at [*] delivered. Grocery, Dairy, Frozen, Bulk and Nutritional National Promotions will be limited to 100 SKU's per bi-monthly month. However, when we do a "line drive" as a national promotion these SKU's will not count towards the 100 SKU limit. This policy will continue as long as the current buying practices of UNFI where they are able to buy "safety stock" are continued. If there is a significant shift in this practice instituted by manufacturers this will be reviewed.

INFORMATION TECHNOLOGY

        All divisions of UNFI are spending generous amounts to facilitate WFM information requirements. We want to continue to look for ways of implementing additional services to reduce costs both ways. Items such as electronic invoicing can benefit both of us. As our national computer development continues to evolve at both ends we need to start working together on I.T. issues that affect us all nationally.

        Whole Foods agrees to eliminate the monthly charge to Stow Mills of $3200 for the EDI transfer as soon as possible, but no later than the end of calendar 1998.

TERMS OF DISTRIBUTION AGREEMENT

        Both companies respect the confidentiality of this agreement, and agree to mutual approval of press releases announcing this agreement to the street.

        Whole Foods will agree to maintain a minimum of $115 million worth of business annually for the next 3 years with UNFI and agree that this agreement will be the basic blueprint for our long term relationship, However, we will meet on a semi-annual basis to review our business relationship and for us to continue to strive to find ways to eliminate further costs from the supply channel.

ACCEPTED BY:
/s/ PETER ROY Peter Roy, President Whole Foods Market	/s/ MICHAEL FUNK Michael Funk, President United Natural Foods

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  Exhibit 10.32